                                                                   Exhibit 10.15


               AMENDED AND RESTATED AGREEMENT OF SALE AND PURCHASE

                                     BETWEEN

                        BANK OF AMERICA, N.A. ("SELLER")

                                       AND

                     FIRST STATES GROUP, L.P. ("PURCHASER")

                              Dated: April 16, 2003

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                               TABLE OF CONTENTS

                                                                                        Page
     PRELIMINARY STATEMENT .............................................................  1

1.   DEFINED TERMS .....................................................................  1

2.   SALE AND PURCHASE OF PROPERTIES ...................................................  6

3.   PROPERTIES - REAL AND PERSONAL ASSETS .............................................  7

4.   PURCHASE PRICE ....................................................................  8

5.   MASTER LEASE AGREEMENT ............................................................  8

6.   CLOSING; CLOSING PROCEDURE ........................................................  9

7.   TITLE ............................................................................. 10

8.   SERVICE AND MAINTENANCE CONTRACTS ................................................. 12

9.   DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING .................................... 13

10.  DOCUMENTS TO BE DELIVERED BY PURCHASER AT CLOSING ................................. 15

11.  POSSESSION; RELEASE PREMISES ...................................................... 15

12.  ADJUSTMENTS ....................................................................... 16

13.  EXPENSES .......................................................................... 17

14.  DEFAULT ........................................................................... 18

15.  RISK OF LOSS ...................................................................... 19

16.  BROKERS ........................................................................... 19

                               TABLE OF CONTENTS

                                                                                        Page
17.  PROPERTIES "AS-IS." ............................................................... 20

18.  DISCLAIMER ........................................................................ 20

19.  DUE DILIGENCE PERIOD; PURCHASER'S ACCESS TO PROPERTIES ............................ 22

20.  NOTICES AND ASSESSMENTS; TAX APPEALS .............................................. 26

21.  NOTICES ........................................................................... 26

22.  NO SURVIVAL ....................................................................... 27

23.  FURTHER ASSURANCES ................................................................ 27

24.  ESTOPPEL CERTIFICATES; SNDA ....................................................... 27

25.  MISCELLANEOUS ..................................................................... 27

26.  PURCHASER'S REPRESENTATIONS ....................................................... 29

27.  SELLER'S REPRESENTATIONS .......................................................... 29

28.  INDEMNIFICATION ................................................................... 30

29.  MARKETING ......................................................................... 31

30.  NO OFFER .......................................................................... 31

31.  NO LIABILITY ...................................................................... 31

               AMENDED AND RESTATED AGREEMENT OF SALE AND PURCHASE

     THIS AMENDED AND RESTATED AGREEMENT OF SALE AND PURCHASE ("Agreement") is made and entered into as of April 16, 2003, by and between BANK OF AMERICA, N.A., a national banking association, having an address at 100 North Tryon Street, Suite 5210, NC1-007-52-02, Charlotte, NC 28255 ("Seller"), and FIRST STATES GROUP, L.P., a Delaware limited partnership, having an address at 1725 The Fairway, Jenkintown, Pennsylvania 19046 ("Purchaser"). Terms with initial capital letters shall have the meanings assigned to such terms in Section 1.

                                   BACKGROUND

     A. Seller owns various Parcels, Buildings and Appurtenances more particularly described on Exhibit A hereto (collectively, the "Properties" and, individually, a "Property"), which Seller desires to sell, and Purchaser desires to Purchase, on the terms and conditions herein provided.

     B. Seller and Purchaser were parties to that certain Agreement of Sale and Purchase dated February 14, 2003 (as amended, the "Prior Agreement") relating to the certain of the Properties.

     C. Seller and Purchaser desire to amend and restate the Prior Agreement in its entirety to (i) amend and restate its terms and conditions and (ii) make it applicable to the Properties.

     NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Seller and Purchaser, intending to be legally bound hereby, agree to amend and restate the Prior Agreement in its entirety, as follows:

     1. Defined Terms. The following terms shall have the meanings set forth below when used in this Agreement:

          "Agreed Upon Percentage" shall mean, for each Property, the percentage of the total Purchase Price assigned to such Property as agreed by Seller and Purchaser and set forth on Exhibit B hereto. Each time a Property is removed from this Agreement pursuant to the terms hereof, the then remaining Agreed Upon Percentages shall be proportionately reallocated over the then included Properties.

          "Agreement" shall have the meaning given such term in the parties paragraph.

          "Annual Basic Rent Factor" means the annual basic rental rate per square foot of Net Rentable Area to be paid by Seller for the Leased Premises under the Master Lease. Seller and Purchaser shall calculate the Annual Basic Rent Factor at Closing as the sum, for each of the Closing Properties, of the Agreed Upon Percentage for such Property multiplied by the Purchase Price (excluding the Approved Closing Costs) multiplied by the Occupancy Percentage for such Property, with such resulting sum multiplied by 0.08309, and such product divided by the aggregate Net Rentable Area of the Leased Premises. An estimated calculation of the Annual Basic Rent Factor is attached as part of Exhibit B hereto.

          "Approved Closing Costs" shall have the meaning given such term in
          Section 13(b).

          "Approved Lease" shall have the meaning given such term in Section
          8(b).

          "Appurtenances" shall have the meaning given such term in Section
          3(ii).

          "Assignment" shall have the meaning given such term in Section 9(d).

          "ATM" shall have the meaning given such term in the last paragraph of
          Section 3.

          "Bill of Sale" shall have the meaning given such term in Section 9(b).

          "BOMA Standard" shall have the meaning given such term in Section
          19(f).

          "Buildings" shall have the meaning given such term in Section 3(iii).

          "CERCLA" shall have the meaning given such term in Section 18(b).

          "Closing" shall have the meaning given such term in Section 6(a).

          "Closing Properties" shall have the meaning given such term in Section 6(b).

          "Closing Date" means June 30, 2003.

          "Deeds" shall have the meaning given such term in Section 9(a).

          "Due Diligence Indemnity" shall have the meaning given such term in
          Section 19(e).

          "Due Diligence Inspections" shall have the meaning given such term in
          Section 19(a).

          "Due Diligence Objection" shall have the meaning given such term in
          Section 19(e).

          "Due Diligence Period" means the period that begins on the date of this Agreement and ends two (2) business days prior to the Closing Date.

          "Environmental Requirements" shall have the meaning given such term in
          Section 18(c).

          "Excluded Items" shall have the meaning given such term in the last paragraph of Section 3.

          "Gap Notice" shall have the meaning given such term in Section 7(c).

          "Hazardous Materials" shall have the meaning given such term in
          Section 18(b).

          "Improvement Allowance" means an allowance in the amount of $15,000,000.00 to be paid by Purchaser to Seller at Closing with respect to the Leased Premises under the Master Lease.

          "Intangible Personal Property" shall have the meaning given such term in Section 3(v).

          "Intangible Property Assignment" shall have the meaning given such term in Section 9(c).

          "Knowledge" shall mean, with respect to Seller, the actual knowledge, after due investigation and inquiry, of Robert M. Patterson, Michael
          F. Hord, Chuck Dunn, John L. Vinnicombe and James A. Mezzanotte.

          "Leased Premises" means the aggregate Net Rentable Area in each Property as set forth on Exhibit A hereto that shall be leased by Seller from Purchaser from and after the Closing Date pursuant to the terms of the Master Lease Agreement. The Leased Premises shall exclude the Release Premises.

          "Lease Files" shall have the meaning given such term in Section 9(d).

          "Leases" means those leases for tenants occupying space in the Properties as set forth on the Rent Roll and including the Master Lease Agreement for each Property.

          "Master Lease Agreement" shall have the meaning given such term in
          Section 5.

          "Measurement" shall have the meaning given such term in Section 19(f).

          "Monetary Objection" shall have the meaning given such term in Section 7(d).

          "Net Rentable Area" shall mean, as applicable, the net rentable areas of the Leased Premises, the Occupied Release Premises and the Buildings, determined in conformity with the BOMA Standard. The approximate Net Rentable Areas of the Leased Premises, the Occupied Release Premises and the Buildings are as specified in Exhibit A.

          "Objection" shall have the meaning given such term in Section 7(b).

          "Occupancy Percentage" shall mean, as to each Building, a fraction, expressed as a percentage, the numerator of which is the Net Rentable Area of the Leased Premises in the Building at the time the determination is made, and the denominator of which is Net Rentable Area of the Building.

          "Occupied Release Premises" means all those certain portions of the Release Premises that are occupied by Tenant or Tenant's agents, servants or employees for business purposes on the Closing Date. The approximate Net Rentable Area of the Occupied Release Premises, if any, at each Property is set forth on Exhibit A hereto. At Closing, Seller and Purchaser shall more precisely identify the Net Rentable Area and configuration of the Occupied Release Premises, if any, at each Property and append the same to the Master Lease.

          "Operating Expense" shall have the meaning given such term in Section 19(g)(ii).

          "Parcels" shall have the meaning given such term in Section 3(i).

          "Phase I Study" shall have the meaning given such term in Section
          13(d).

          "Phase II Study" shall have the meaning given such term in Section 13(d).

          "Prior Agreement" shall have the meaning given to such term in the background paragraph.

          "Property" and "Properties" shall have the meanings given to such terms in the background paragraph.

          "Purchaser" shall have the meaning given to such term in the parties paragraph.

          "Purchaser Affiliate" shall mean a partnership, limited liability company, or corporation that is owned by or is under common control and ownership with, Purchaser.

          "Purchase Price" shall have the meaning given such term in Section 4.

          "Purchaser's Broker" shall have the meaning given such term in Section 13(a)(i).

          "Purchaser's Closing Costs" shall have the meaning given such term in
          Section 13(a).

          "Purchaser's Closing Documents" shall have the meaning given such term in Section 10.

          "RCRA" shall have the meaning given such term in Section 18(b).

          "Release Premises" means all those certain portions of the Buildings that do not constitute part of the Leased Premises, but which will be occupied by Tenant or Tenant's personal property on the Closing Date, including the Occupied Release Premises and the Unoccupied Release Premises.

          "Release Premises Additional Rent" means the rent paid by Seller to Purchaser for the Occupied Release Premises under the Master Lease. At Closing, Seller and Purchaser shall calculate the Release Premises Additional Rent as (i) One Dollar ($1.00) per square foot of Net Rentable Area of Occupied Release Premises plus (ii) the weighted average operating expense and real estate tax costs for the Closing Properties. An estimated calculation of the Release Premises Additional Rent is attached as part of Exhibit B hereto.

          "Remediation Conditions" shall have the meaning given such term in
          Section 19(d).

          "Rent Roll" means the rent roll attached hereto as Exhibit L.

          "SEC" shall have the meaning given such term in Section 29(a).

          "Seller" shall have the meaning given such term in the parties paragraph.

          "Seller's Artwork" means all the paintings, sculptures and other artwork owned by Seller and described on Exhibit P hereto.

          "Seller's Broker" shall have the meaning given such term in Section 13(b)(i).

          "Seller's Closing Documents" shall have the meaning given such term in
          Section 9.

          "Seller's Documentation" shall have the meaning given such term in
          Section 19(c).

          "Service Contracts" shall have the meaning given such term in Section 8(a).

          "SNDA" shall have the meaning given such term in Section 24(b).

          "Successor" shall have the meaning given such term in Section 7(a)(viii).

          "Tangible Personal Property" shall have the meaning given such term in
          Section 3(iv).

          "Tenant Estoppel" shall have the meaning given such term in Section 24(a).

          "Tenant Pass-Throughs" shall have the meaning given such term in
          Section 12(b).

          "Tenant Security Deposits" shall have the meaning given such term in
          Section 12(a).

          "Termination Notice" shall have the meaning given such term in Section 19(c).

          "Title Objection Notice" shall have the meaning given such term in
          Section 7(c).

          "Uncured Objection" shall have the meaning given such term in Section 7(d).

          "Unoccupied Release Premises" shall mean those portions of the Release Premises that are not occupied, in whole or in part, by Tenant's agents, servants or employees for business purposes, but which may contain Tenant's personal property and may be used by Tenant after the Closing Date for the performance of Demising Work (as defined in the Master Lease).

     2.   Sale and Purchase of Properties.

          (a) On the terms and conditions hereinafter provided, Seller shall sell and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, Seller's right, title and interest in and to all of the Properties.

          (b) During the Due Diligence Period, Seller may remove one or more Properties from this Agreement; provided that Seller shall not remove Properties that decrease the Purchase Price, in the aggregate, by more than 10% without Purchaser's prior written consent, which consent may be withheld in Purchaser's sole discretion. For each Property removed pursuant to this Section 2(b), Seller shall reimburse Purchaser for all out-of-pocket expenses incurred by Purchaser in connection with the Due Diligence Inspections for such removed Property and such expenses shall be included as an Approved Closing Cost pursuant to Section 13(b) below.

          (c) For each Property removed from this Agreement, the Purchase Price (excluding the Approved Closing Costs) shall be reduced by subtracting therefrom an amount equal to the Agreed Upon Percentage, as set forth on Exhibit B hereto, for each removed Property multiplied by the Purchase Price (excluding the Approved Closing Costs). Following all such reductions, Exhibit B shall be modified to proportionally reallocate the reduced Purchase Price (excluding the Approved Closing Costs) among the remaining Properties and the Agreed Upon Percentage for each Property and the Annual Basic Rent Factor for all of the Properties shall be adjusted accordingly.

     3. Properties - Real and Personal Assets. The conveyance to Purchaser by Seller of each Property shall include Seller's right, title and interest, if any, in and to the following:

                (i) except as set forth on Exhibit M attached hereto, all tracts, lots or parcels of land identified on Exhibit A ("Parcels"), together with all parking lots, areas, garages, parking decks or other facilities used in connection with the Properties;

                (ii) all rights, privileges and easements appurtenant to the Parcels, including, without limitation, all of Seller's right, title and interest, if any, in and to all minerals, oil, gas and other hydrocarbon substances, development rights, land use entitlements, including, without limitation, building permits, licenses, permits and certificates, utilities commitments, air rights, water, water rights, sewerage allocations, riparian rights and water stock relating to the Properties and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Properties, and all of Seller's right, title and interest in and to all roads, easements, rights of way and alleys adjoining or servicing the Properties (collectively, "Appurtenances");

                (iii) all improvements and fixtures located on the Parcels or Appurtenances, including, without limitation, the buildings and other improvements ("Buildings") erected or existing thereon; all other improvements integral to the use or operation of the Properties, regardless of whether such improvements are located on the Properties; all apparatus, fixtures, equipment, and appliances attached to or located on the Properties or used in connection with the operations or occupancy of the Properties, such as heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, recreation or other services on the Properties;

                (iv) except as set forth on Exhibit N attached hereto and as set forth below, all tangible personal property owned by Seller and located on and used in connection with the Properties, including, without limitation, all building plans; all common area furnishings and equipment; all pylons, monuments and other signage; all maintenance tools, vehicles and equipment; all cafeterias or commissaries, including, without limitation, all fixtures, equipment and appliances used in connection therewith; any gymnasiums, fitness or exercise centers, including, without limitation, all equipment, fixtures and furnishings therein located; and, at all properties that include retail banking facilities, all vaults, vault doors, drive-through facilities and equipment, teller counters and equipment and under-counter steel (collectively, "Tangible Personal Property"); and

                (v) all intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation or development of the Property or the Tangible Personal Property, including, without limitation, all building licenses and permits to the extent transferable; all warranties and guaranties to the extent transferable, together with all tenant leases, agreements, records, substantive correspondence and other documents affecting in any way a right to occupy any portion of the Properties and all guaranties thereof and all amendments thereto (collectively, "Intangible Personal Property").

Notwithstanding the foregoing, the conveyance to Purchaser by Seller of each Property shall specifically exclude the following (collectively, "Excluded Items"): (i) any Tangible Personal Property that is located in or used exclusively in connection with the Leased Premises, (ii) Seller's Artwork and
(iii) all trade fixtures, equipment, furniture, furnishings, supplies, records, documents, cash, coin, and other items of moveable personal property relating to the operation of Seller's business, including, without limitation, all safe deposit boxes (but not the nests or frames thereof), safes, Seller identification signage, automated teller machines ("ATM") connected to or located within the Buildings or situated as freestanding structures on the Property and ATM equipment, telecommunication equipment, security systems and equipment, satellite dishes and antennas, computers, computer terminals and computer equipment, any office equipment (whether leased or owned) located in the Buildings and any personal property belonging to any tenant occupying any portion of the Property. All of the Excluded Items are hereby excluded from the Properties to be conveyed hereunder and shall remain the property of Seller.

     4. Purchase Price . The total purchase price ("Purchase Price") of the Properties shall be the sum of (i) $759,613,641.00, representing the sales price for all the properties as set forth on Exhibit B attached hereto and (ii) the Approved Closing Costs. In addition to the Purchase Price, Purchaser shall pay to Seller at Closing the Improvement Allowance for the Leased Premises under the Master Lease.

     5. Master Lease Agreement. Commencing on the Closing Date, Purchaser, as landlord, shall lease to Seller, as tenant, the Leased Premises upon the terms and conditions provided in the lease agreement attached as Exhibit C hereto (the "Master Lease Agreement"). The rent and other consideration to be paid by Seller to Purchaser under the Master Lease Agreement for each of the Leased Premises is set forth on Exhibit B.

     6.   Closing; Closing Procedure.

          (a) Closing shall be the meeting at which Seller transfers ownership of the Properties to Purchaser by deed and Purchaser pays the Purchase Price (as adjusted in accordance with this Agreement) to Seller ("Closing"). Closing shall occur on the Closing Date at the office of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, or at such other place as Seller and Purchaser may mutually agree.

          (b) Prior to the expiration of the Due Diligence Period, Seller and Purchaser shall identify those Properties for which Purchaser has approved or otherwise waived all Due Diligence Inspections (the "Closing Properties"). The Closing Properties shall be identified in a written supplement to this Agreement that is executed by Purchaser and shall include (i) the specific name or other identifying information of each Closing Property, (ii) the Agreed Upon Percentage for each Closing Property and (iii) an allocation of the Approved Closing Costs in a manner jointly acceptable to Purchaser and Seller.

     7.   Title.

          (a) As to each Property, on the Closing Date, the title conveyed shall be good, marketable, indefeasible and insurable by any reputable title insurance company at regular rates, free and clear of all liens, judgments and similar encumbrances, subject however to:

                (i) the state of facts shown on an accurate survey of the Property, other than a matter which would constitute an Objection that Purchaser does not waive pursuant to Section 7(c) below;

                (ii) zoning regulations, municipal building restrictions and all other laws, ordinances, regulations and restrictions of any duly constituted public authority enacted prior to the Closing Date;

                (iii) grants to governmental entities or to utility and/or power companies, the right of the public in sidewalks and abutting public rights-of-way, and easements given to the public for water course maintenance, slope rights or sight rights, but only to the extent such rights do not impair or restrict the use of the Property for the uses contemplated by Purchaser; (iv) the lien of current taxes and assessments not due and payable as of the Closing Date;

                (v) special taxes and assessments becoming a lien on or after the Closing Date;

                (vi) if applicable, the Leases, and any other leases of the Property entered into with Purchaser's consent pursuant to Section 8(b) below;

                (vii) standard exceptions set forth in the form of title insurance policy of the title insurance company selected by Purchaser; and

                (viii) any other matter which would constitute an Objection that Purchaser waives pursuant to Section 7(c) below, provided that with respect to any Monetary Objection against Seller, same shall not constitute an Objection if a title insurance company authorized to do business in the state in which the affected Property is located agrees that it will insure title free of such Monetary Objection to Purchaser, their successors and assigns, including, without limitation, future purchasers ("Successor"), or with affirmative insurance against the enforcement of such Monetary Objection against the affected Fee Property to Purchaser and any Successor, and such removal or affirmative coverage does not require Purchaser or any Successor to defend an action brought on any such judgment.

Notwithstanding anything to the contrary contained in this Section 7(a), in no event shall the provisions of this Section 7(a) be interpreted or otherwise construed as requiring Seller to warrant title to the Property except as set forth in the Deeds delivered pursuant to
Section 9(a) below.

          (b) The term "Objection" shall mean any matter shown on the survey obtained by Purchaser or any covenant, easement, restriction or other title defect or encumbrance (including, without limitation, any lien or the lack of direct access to a dedicated public road or street), other than the matters referred to in Section 7(a) above, which renders title to the Property either unmarketable or uninsurable at regular rates, reduces the value of the Property or impairs or restricts the current use of the Property.

          (c) As to each Property, Purchaser shall order, at Purchaser's expense, a title commitment from a title insurance company authorized to do business in the state in which such Property is located and, if so desired by Purchaser, a survey at Purchaser's expense. Within three (3) business days following Purchaser's receipt thereof, Purchaser shall deliver to Seller a copy of the title commitment and, if applicable, survey for such Property. Prior to the expiration of the Due Diligence Period, Purchaser shall deliver to Seller written notice of any Objection ("Title Objection Notice") to Seller. Purchaser shall be deemed to have waived any Objection existing on the last day of the Due Diligence Period and not specified in the Title Objection Notice. Purchaser may, at or prior to Closing, notify Seller in writing (the "Gap Notice") of any objections to title (x) raised by the Title Company between the expiration of the Due Diligence Period and the Closing Date and that have been recorded on the land records after the expiration of the Due Diligence Period or (y) known to Seller and not otherwise disclosed to the Title Company or Purchaser. If Purchaser sends a Gap Notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to a Title Objection Notice in accordance with the provisions of this Section 7(c).

          (d) Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense or liability (contingent or otherwise) to remedy an Objection; provided, however, that if an Objection is a monetary lien, judgment or encumbrance of an ascertainable amount (a "Monetary Objection"), Seller shall be obligated at or prior to the Closing Date, to cause such Monetary Objection to be satisfied or to cause the title insurance company to insure title free of such Monetary Objection or with affirmative insurance against the enforcement of such Monetary Objection by delivery of an acceptable indemnity. If Seller is unable to convey title to a Property in accordance with this Agreement or does not elect to remedy an Objection (other than a Monetary Objection), Purchaser may elect either (i) to accept such title as Seller is able to convey at Closing, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller, or
(ii) to terminate this Agreement as to the Property encumbered or affected by the Objection. Such election shall be made by Purchaser within ten (10) days after written notice from Seller to Purchaser stating that Seller is unable to convey title in accordance with this Agreement or does not elect to remedy an Objection (other than a Monetary Objection) (an "Uncured Objection"), such notice of an Uncured Objection from Seller to be given within ten (10) days after its receipt of the Title Objection Notice, in which event this Agreement shall be null and void as to the Property encumbered or affected by the Uncured Objection, and the parties shall have no further liabilities or obligations hereunder, except as to those obligations which expressly survive the termination of this Agreement.

          (e) Although Seller is not obligated to do so, Seller shall have the right to remedy any Objection with respect to a Property on written notice given to Purchaser within ten (10) days after Seller's receipt of the Title Objection Notice. For the purpose of remedying an Objection, Seller shall have the right to one or more adjournments of the Closing for an aggregate period not to exceed forty-five (45) days. If Seller fails to remedy the Objection prior to the adjourned Closing, the provisions of Section 7(d) above shall be applicable, and Seller shall be deemed to have elected not to remedy the Objection.

          (f) The sale includes whatever right, title and interest Seller has in and to the equipment and fixtures presently on each Property which are appurtenant to or used in the operation thereof (subject to the exclusions set forth in Section 3 above). Seller makes no representations as to the quality, kind or condition thereof, and Purchaser agrees to take the same "WHERE-IS" and "AS-IS."

     8.   Service and Maintenance Contracts.

          (a) On or before May 15, 2003, Seller shall identify for Purchaser in writing any and all maintenance, service and other contracts for the Properties that Seller desires Purchaser to assume at Closing (the "Service Contracts"). At Closing, Seller shall assign to Purchaser, and Purchaser shall assume, all previously identified Service Contracts, but only if the Service Contracts are validly assignable. Any Service Contracts that, by their terms, are not validly assignable to Purchaser shall be retained by Seller. Seller shall indemnify, defend and hold Purchaser harmless from and against all claims for payment by such contractors for services with respect to such Property rendered prior to the date of the Closing. Purchaser may terminate (and Seller shall, at no cost to Seller, assist Purchaser in terminating) any Service Contracts that Purchaser desires to terminate, but Purchaser shall be solely responsible for paying, and shall indemnify Seller against, any and all fees and other costs associated with any such Service Contract terminations. The foregoing provisions of this Section 8(a) shall survive the Closing and delivery of the Deed or Assignment, as applicable.

          (b) Seller hereby agrees that from and after February 28, 2003, Seller shall not enter into any leases of or contracts for any Property, the term of which leases or contracts extend beyond the Closing without Purchaser's prior written consent, which consent for leases may be given or withheld in Purchaser's sole discretion, but for contracts shall not be unreasonably withheld. Purchaser shall object to any request for consent within five (5) days of presentment by Seller or Purchaser shall be deemed to have consented to the requested lease or contract (each an "Approved Lease"). Purchaser shall pay for all tenant improvement, brokerage and other leasing costs in connection with any Approved Leases to the extent such costs are not reflected in the calculation of the Sales Price.

     9. Documents to be Delivered by Seller at Closing. At Closing, Seller shall deliver to Purchaser (collectively, "Seller's Closing Documents"):

          (a) for each Closing Property, the customary form of special or limited warranty deed (such that Seller shall only warrant for claims arising by, through or under Seller, but none others) for the state for which the Property is located (collectively, the "Deeds") shall be duly executed by Seller, be in form for recordation, contain the permitted exceptions listed on Exhibit O attached hereto, and be accompanied by completed realty transfer tax forms (to be provided by Purchaser's title insurance company);

          (b) for each Closing Property, a bill of sale in the form attached hereto as Exhibit D ("Bill of Sale"), pursuant to which Seller shall sell and transfer the personal property at each Property subject to this Agreement to Purchaser;

          (c) for each Closing Property, two counterpart originals of an assignment and assumption of intangible property in the form attached hereto as Exhibit E ("Intangible Property Assignment"), pursuant to which Seller shall assign and Purchaser shall assume Seller's interest in the Intangible Personal Property;

          (d) for each Closing Property, all originals of all Leases and tenant files in Seller or Seller's agents possession (the "Lease Files") and two (2) counterpart originals of an assignment and assumption of leases in the form attached hereto as Exhibit F hereto ("Assignment"), pursuant to which Seller shall assign and Purchaser shall assume Seller's interest as lessor in the Leases; the Lease Files shall be delivered to Purchaser at Closing at Seller's offices in Charlotte, North Carolina;

          (e) for each Closing Property, notices to tenants under the Leases of the occurrence of the sale of the Property in the form attached hereto as Exhibit G duly executed by or on behalf of Seller;

          (f) a settlement statement (to be prepared by Purchaser's title insurance company) showing the applicable closing adjustments, duly executed by Seller;

          (g) a FIRPTA affidavit in the form attached hereto as Exhibit H and the customary form of mechanic's lien and possession affidavit, each duly executed by Seller, together with such documents and other evidence as is reasonably required by Purchaser's title insurance company to establish that Seller is authorized to execute the closing documents. A California Form 590 shall also be provided for each Closing Property located in California. A Georgia Broker's Lien Affidavit shall be provided for each Closing Property located in Georgia;

          (h) a Certificate of Seller in the form attached hereto as Exhibit I, confirming the truth, accuracy and completeness of the representations and warranties of Section 27 hereof with respect to Seller;

          (i) a certified copy of the Bylaws adopted by the Board of Directors of Seller confirming the authority of certain officers to execute documents and a certified statement of incumbency of the officer of Seller executing the documents described in this Section 9;

          (j) originals, to the extent in Seller's possession, of surveys, permits, licenses, leases, subleases, warranties and guarantees covered by this Agreement;

          (k) four (4) counterpart originals of the Master Lease Agreement in the form provided in Section 5 above;

          (l) three (3) counterpart originals of the SNDA, all duly executed by Seller;

          (m) a rent roll dated as of the Closing Date and certified to Purchaser as true, accurate and correct to the best of Seller's Knowledge;

          (n) Tenant Estoppels as required in Section 24 below; and

          (n) for the space vacated or otherwise not occupied pursuant to the Master Lease Agreement by Seller in each Closing Property, all keys and locks, alarm codes, vault or safe combinations, and all written warranties or guaranties transferred hereunder.

Purchaser may waive compliance on Seller's part under any of the foregoing items only by an instrument in writing.

     10. Documents to be Delivered by Purchaser at Closing. At Closing, Purchaser shall deliver to Seller (collectively, "Purchaser's Closing Documents"):

          (a) the Purchase Price as described in Section 4, as adjusted pursuant to Sections 12, 13 and 15, by wire transfer of immediately available funds;

          (b) for each Closing Property, two (2) counterpart originals of the Intangible Property Assignment described in Section 9(c) above duly executed by Purchaser;

          (c) for each Closing Property, two (2) counterpart originals of the Assignment described in Section 9(d) above duly executed by Purchaser;

          (d) a closing statement (to be prepared by Purchaser's title insurance company) showing the applicable Closing adjustments, duly executed by Purchaser;

          (e) a Certificate of Purchaser or Purchaser's permitted assignee, in the form attached hereto as Exhibit J, confirming the truth, accuracy and completeness of the representations and warranties of Section 26 hereof with respect to Purchaser or such assignee, as applicable, and duly executed by Purchaser or Purchaser's permitted assignee;

          (f) four (4) counterpart originals of the Master Lease Agreement in the form provided in Section 5 above; and

          (g) three (3) counterpart originals of the SNDA, all duly executed by Purchaser and Purchaser's lender.

Seller may waive compliance on Purchaser's part under any of the foregoing items only by an instrument in writing.

     11.  Possession; Release Premises.

          (a) At Closing, Seller shall give Purchaser possession of each Closing Property, in broom clean condition, free and clear of all tenants except for the Leases (including the Master Lease Agreement) and such other permitted leases pursuant to Section 8(b).

          (b) The Master Lease Agreement shall grant Seller a period of up to eighteen (18) months after Closing to elect to either vacate or convert Occupied Release Premises to Leased Premises under the Master Lease, all as more fully provided therein. During such period, Seller shall pay Release Premises Additional Rent for the Occupied Release Premises. Seller shall not pay any rent under the Master Lease Agreement for the Unoccupied Release Premises. Seller shall demise and return the Release Premises to Purchaser in compliance with the applicable provisions of the Master Lease Agreement. This Section 11(b) shall survive the Closing Date or the earlier termination of this Agreement.

     12.  Adjustments.

          (a) At Closing, Purchaser and Seller shall adjust for real estate taxes and assessments on the Closing Properties, municipal water and sewer charges, fuel, utility charges, rent, and lease liabilities, such adjustments to be calculated as of 11:59 PM on the day immediately preceding Closing. In addition, Seller shall (i) account to and turn over to Purchaser any and all security deposits paid by existing tenants of the Closing Properties ("Tenant Security Deposits"), or (ii) provide Purchaser a credit against the Purchase Price in the amount of the Tenant Security Deposits. Seller shall pay all service providers under the service and maintenance contracts for the Closing Properties for services rendered up to the day prior to the Closing. If the Closing shall occur before the tax rate or assessed valuation of a Closing Property is fixed for the then-current year, the apportionment of real estate taxes for the year of Closing shall be upon the basis of the most recent tax bills and the tax rate for the most recent tax year applied to the latest assessed valuation. There shall be no post-Closing reconciliations or reprorations.

          (b) All rents (including operating expense and real estate tax contributions or reimbursements and similar charges (collectively, "Tenant Pass-Throughs"), credits, security deposits and set-offs due or required to be paid under or by reason of the Leases shall be adjusted by appropriate credit to the Seller or Purchaser (as the case may be) on the Closing Date. If, at the

Closing Date, any tenant is in arrears in the payment of rents, Seller will disclose the same to Purchaser in writing or on the Rent Roll and such amounts shall not be adjusted on the Closing Date. Prior to the Closing Date, Seller shall use Seller's current business practices to collect such arrearages. If Purchaser shall collect any such arrearages within ninety (90) days after the Closing Date, then Purchaser shall turn over to Seller the arrearages so collected, less the reasonable cost of collection thereof, if any; provided, however, Seller may continue to seek to collect the arrearages by legal action following the Closing Date. All rents collected by Purchaser after the Closing Date (except for amounts specifically billed and paid as end of year reconciliation payments for Tenant Pass-Throughs, which shall be separately accounted for and allocated, pro rata, between Seller and Purchaser as their interest may appear) shall be first applied to rents payable after the Closing Date and only the excess thereof shall be paid over to Seller on account of the arrearages. To the extent that items to be apportioned hereunder may be required to be paid directly by a tenant under its Lease, same shall not be apportioned, provided, however, that such items shall have been paid by such tenant currently through the month including the Closing Date. The provisions of this subparagraph (b) shall survive the Closing and the delivery of the Deeds and Assignments.

          (c) Seller shall pay, at or prior to Closing, all brokerage fees and commissions for existing Leases entered into prior to February 28, 2003. If Closing takes place, all brokerage fees and commissions, if any, for renewals, extensions and expansions of existing Leases exercised after February 28, 2003, and for new Leases and modifications of existing Leases entered into after February 28, 2003 and approved by Purchaser as provided in Section 8(b) above, shall be paid by Purchaser.

     13.  Expenses.

          (a) At Closing and if and only if the subject transaction closes, Purchaser shall pay the following closing costs (collectively, "Purchaser's Closing Costs"):

              (i) Real estate brokerage commissions payable to Strategic Alliance Realty, LLC ("Purchaser's Broker");

              (ii)  Phase I Environmental Study expenses for all Properties;

              (iii) All transfer taxes and recording fees as required by applicable law;

              (iv)  Survey expenses for all Properties;

              (vi) All title insurance search fees and premiums, and all escrow and closing charges of the settlement or closing agent;

              (vii) Structural and physical inspection expenses for all Properties;

              (ix) All recording fees in connection with the conveyances of the Closing Properties;

              (x) All out-of-pocket direct expenses incurred by Purchaser, except for expenses incurred directly with any financing obtained by Purchaser;

              (xi) All fees and costs paid in connection with the Bank of America Corporate Real Estate Proposed Transaction - Consulting Proposal with J & J Family Investments, LLC;

              (xi) Miscellaneous expenses incurred by Purchaser and approved in advance by Seller, including, without limitation, Seller's cost of Reimbursing Purchaser for Purchaser's out-of-pocket expenses incurred in connection with Purchaser's due diligence investigations of any removed Property as expressed in
Section 2(b).

Notwithstanding anything to the contrary contained in this Section 13(a) and without inclusion in Purchaser's Closing Costs, Purchaser shall pay Purchaser's legal fees and expenses, appraisal costs and all costs of Purchaser's financing, if any.

          (b) At Closing and if and only if the subject transaction closes, Purchaser, as a component of the Purchase Price, shall pay the actual, out-of-pocket amounts paid or incurred by Seller for the following closing costs (collectively, the "Approved Closing Costs"):

              (i) Real estate brokerage commissions payable to Trammell Crow Corporate Services, Inc. and Jones Lang LaSalle (collectively, "Seller's Broker");

              (ii)  All cost and expense of Measurement;

              (iii) any recording fees for the satisfaction of any mortgages, liens or judgments affecting any Closing Property; and

              (iv) Miscellaneous expenses incurred by Seller and approved in advance by Purchaser.

Notwithstanding the provisions of this Section 13(b) and without contribution from Purchaser, Seller shall pay (A) expenses and costs for any Phase II and Phase III environmental studies, testing and remediation required in Section 19(b), and (B) Seller's legal fees and expenses.

          (c) Purchaser shall have no obligation to provide a credit to Seller for any costs associated with this transaction other than those specifically set forth in Section 13(b)(i)-(iv) above. Purchaser shall have no obligation to reimburse or otherwise pay Seller for the Approved Closing Costs incurred by Seller or any third parties engaged by Seller in the event a Closing does not occur. Evidence of the actual amounts paid or to be paid by Purchaser for the aforesaid items shall be provided by Seller to Purchaser at least two (2) business days before Closing either in the form of paid receipts or invoices or by line items to be disbursed at Closing as shown on the Closing Statement together with detailed invoices supporting such unpaid items.

          (d) Except to the extent paid at Closing, during the initial term of the Master Lease Agreement, Seller shall pay as Supplemental Basic Rent (as defined in the Master Lease) an annual amount equal to (i) the sum of the Improvement Allowance plus the Approved Closing Costs plus one-half of the Purchaser's Closing Costs (ii) multiplied by 0.08309. Seller's payment of the Supplemental Basic Rent shall be in accordance with the applicable provisions of the Master Lease Agreement. This Section 13(d) shall survive the expiration or earlier termination of this Agreement.

     14.  Default.

          (a) If Seller breaches this Agreement prior to or at Closing, the sole liability of Seller shall be and the sole remedy of Purchaser shall be limited to either (i) payment to Purchaser, as liquidated damages, for each Property for which Closing has not occurred and for which Purchaser has performed some or all of its investigations pursuant to Sections 7 and 19, the sum equal to Purchaser's actual, reasonable out-of-pocket costs and expenses incurred subsequent to the date of this Agreement for title, survey and other due diligence reports and evaluations, whereupon Purchaser shall deliver to Seller complete copies (with all appendices and exhibits) of all due diligence reports, evaluations, investigations, surveys and title searches in Purchaser's possession or control (without representation or warranty and with a disclaimer of reliance), and this Agreement shall become null and void and the parties shall have no further liabilities or obligations hereunder; or (ii) a suit by Purchaser for specific performance only.

          (b) If Purchaser breaches this Agreement prior to or at any Closing, Seller shall be entitled to terminate this Agreement in its entirety and to receive as liquidated damages the sum of Seller's actual, out-of-pocket costs and expenses incurred subsequent to the date of this Agreement (exclusive of attorney's fees) for due diligence reports and evaluations, and this Agreement shall become null and void and the parties shall have no further liabilities or obligations hereunder. In addition, Purchaser shall deliver to Seller complete copies (with all appendices and exhibits) of all due diligence reports, evaluations, investigations, surveys and title searches in Purchaser's possession or control (without representation or warranty and with a disclaimer of reliance). The provisions of this subparagraph (b) shall survive the expiration or earlier termination of this Agreement. The parties acknowledge that the aforesaid liquidated damages are reasonable and do not constitute a penalty and are being agreed upon due to the difficulty of calculating the actual amount of damages that Seller might sustain in the event of a default by Purchaser and termination of this Agreement.

          (c) Notwithstanding anything to the contrary contained in Section 14(a), in the event Seller's breach is caused by or arises out of regulatory issues, Seller shall have no liability whatsoever to Purchaser; this Agreement shall become null and void in its entirety, and the parties shall have no further liabilities or obligations hereunder, except for those obligations which expressly survive the termination of this Agreement.

     15. Risk of Loss. If a condemnation proceeding is instituted against a Property or any portion thereof, or if a Property is substantially damaged by fire or other casualty, prior to Closing, Purchaser may terminate this Agreement with respect to such Property upon ten (10) days written notice to Seller, whereupon the parties shall have no further liabilities or obligations hereunder, except for those obligations which expressly survive the termination of this Agreement. If Purchaser does not so terminate this Agreement in the case of condemnation or substantial damage by fire or other casualty, or if in the case of fire or other casualty to a Property there is less than substantial damage, then in each of such cases, this Agreement shall continue to be effective as to all of the Properties, and Seller shall assign to Purchaser at Closing all of Seller's right to receive any award for such condemnation or insurance proceeds as a result of such damage (as the case may be), together with all of Seller's rights to litigate such claim and to negotiate a settlement with the condemning authority or the insurance carrier; provided, however, to the extent Seller self-insures (including a deductible or any under-insured amount) against a casualty, then the Purchase Price for the affected Property shall be adjusted to reflect a credit in favor of Purchaser for the amount of such under-insured amount. For purposes of this Section 15, a Property shall be deemed to have been "substantially damaged" if such damage occurs at a Property that Seller is responsible to restore and such restoration either will require more than one-hundred twenty (120) days to complete or will cost in excess of twenty-five percent (25%) of such Property's purchase price equivalent which is arrived at by multiplying the Agreed Upon Percentage for such Property times the Purchase Price. Seller agrees to maintain its current property insurance policies, if any, on the Properties during the pendency of this Agreement.

     16. Brokers. Each party represents and warrants to the other that it has not dealt with any real estate broker, agent or finder in connection with this Agreement, other than Seller's Broker and Purchaser's Broker. The parties agree to indemnify and hold one another harmless based upon their actions and dealings from any claims or causes of action concerning brokerage or finder's fees or commissions. If any claim against Seller is asserted by any person, firm or corporation claiming a commission and/or finder's fee with respect to the transactions contemplated by this Agreement, and resulting from any act, representation or promise of Purchaser, Purchaser shall indemnify, defend and save harmless Seller from such claim resulting from any act, representation or promise of Purchaser. If any claim against Purchaser is asserted by any person, firm or corporation claiming a commission and/or a finder's fee with respect to the transactions contemplated by this Agreement, and resulting from any act, representation or promise of Seller, Seller shall indemnify, defend and save harmless Purchaser from such claim resulting form any act, representation or promise of Seller. The terms of this Section 16 shall survive the Closing on each Property and the delivery of the Deed or Assignment, as applicable, and shall survive the expiration or earlier termination of this Agreement.

     17. Properties "AS-IS." Purchaser either (a) has heretofore inspected each of the Properties, or caused an inspection thereof to be made on Purchaser's behalf, or (b) will have done so prior to the end of the Due Diligence Period or
(c) will have waived its right to do so as hereinbelow set forth, so that, by the end of the Due Diligence Period, Purchaser shall be (or shall have had the opportunity to become) acquainted with the condition of the Properties and the improvements located therein. Purchaser agrees to take the Properties "AS-IS," "WHERE-IS," and in their present condition, subject to reasonable use, wear and tear, and (subject to Section 15 above) damage by fire and other casualties, and (subject to Section 16 above) due to a taking by condemnation or eminent domain, between February 28, 2003 and the Closing Date. Until the Closing, Seller agrees to maintain each Property in its present condition, reasonable wear and tear excepted. The provisions of this Section 17 shall survive the Closing and the delivery of the

Deeds and Assignments.

       18.    Disclaimer.

              (a) PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN THE WARRANTY OF TITLE AS SET OUT IN THE DEED), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF ANY OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM ANY OF THE PROPERTIES; (C) THE SUITABILITY OF ANY OF THE PROPERTIES FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANYONE ELSE MAY CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY ANY OF THE PROPERTIES OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OR THE PROPERTIES; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO ANY OF THE PROPERTIES; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF ANY OF THE PROPERTIES; OR (H) ANY OTHER MATTER WITH RESPECT TO ANY OF THE PROPERTIES, AND SPECIFICALLY, THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, ZONING OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON ANY OF THE PROPERTIES OF HAZARDOUS MATERIALS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT EACH PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF EACH PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO ANY OF THE PROPERTIES, OR THE OPERATION THEREOF, FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF PROPERTIES AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. ALL PROVISIONS OF THIS ARTICLE SHALL SURVIVE CLOSING OR THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT WITHOUT CLOSING, AS APPLICABLE.

              (b) "Hazardous Materials" shall mean any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. (S)9601 et. seq.) "CERCLA") or any regulations promulgated under or pursuant to CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act, as amended (42 U.S.C. (S) 6901 et seq.) ("RCRA") or regulations promulgated under or pursuant to RCRA; (iii) any substance regulated by the Toxic Substances Control Act, as amended (15 U.S.C. (S) 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable laws relating to each Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on each Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.

              (c) "Environmental Requirements" shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface, water, ground water or soil).

              (d) Purchaser acknowledges that, subject to the termination rights set forth in Section 19(b), Purchaser shall accept all Properties (including all improvements located thereon) at Closing in their AS IS physical condition WITH ALL FAULTS, including, without limitation, with the presence of Hazardous Materials thereon or therein. Purchaser, on behalf of itself and its successors and assigns, hereby waives, releases, acquits and forever discharges Seller its current and former officers, directors, shareholders, employees, agents, attorneys, representatives, and any other persons acting on behalf of Seller and the successors and assigns of any of the preceding, of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses or compensation whatsoever, direct and indirect, known or unknown, foreseen or unforeseen, which Purchaser or its successors or assigns now has or which may arise in the future on account of or in any way related to or in connection with any past, present, or future physical characteristic or condition of each Property or the improvements thereon, including, without limitation, any Hazardous Materials in, at, on, under or related to the Property or the improvements thereon or any violation or potential violation of any Environmental Requirement applicable thereto and further including, without limitation, any claim for contribution or indemnification arising under any Environmental Requirements, common law or otherwise. Notwithstanding anything to the contrary set forth herein, this release shall survive the Closing and the expiration or earlier termination of this Agreement.

This release includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser's release to Seller. Purchaser specifically waives the provision of California Civil Code Section 1542, which provides as follows:

              "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor."

              (e) The provisions of this Section 18 shall survive the Closing and the delivery of the Deeds and Assignments.

       19. Due Diligence Period; Purchaser's Access to Properties. The obligations of Seller and Purchaser under this Agreement shall be subject to and contingent upon timely satisfaction of the following conditions, which conditions, if not satisfied or waived as hereinafter provided, shall entitle Seller or Purchaser, as the case may be, to terminate this Agreement in accordance with (and within the time periods set forth in) this Section 19:

              (a) Access. During the Due Diligence Period, Purchaser shall be granted access to each of the Properties in order to perform such due diligence review and analysis of the Properties as Purchaser deems necessary including, without limitation, to investigate, review, measure, survey and physically inspect each Property, including, without limitation, the structural and building elements of each Property, to obtain a title search and survey, to conduct Phase I environmental studies and engineering studies of each Property as described below, to review the Leases being assigned to Purchaser and other documents requested by Purchaser in Section 19(g) below (collectively, the "Due Diligence Inspections"). All Due Diligence Inspections of the Properties shall be scheduled at times mutually convenient to Seller and Purchaser upon not less than three (3) prior business days' notice to Seller, which notice shall identify the nature of the investigation to be performed at each Property, when Purchaser desires the investigations to occur and the person or entity engaged by Purchaser to perform the investigation.

              (b) Insurance and Indemnity. During the Due Diligence Period for each Property, as same may be extended with respect to such Property pursuant to Sections 19(d) hereof, Purchaser, its employees and agents, at Purchaser's sole cost and expense, shall have the right to enter upon such Property to conduct the Due Diligence Inspections. Purchaser shall give Seller at least 48 hours prior written notice of its desire to enter upon the Property and shall coordinate such entry and Due Diligence Inspections with Seller so that the entry is at a mutually convenient time. Purchaser shall conduct the Due Diligence Inspections in a manner which shall not interfere with Seller's business operations on the Property and notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be permitted entry into any vaults, safes, or other areas of the Buildings containing confidential or secure property of Seller. Prior to Purchaser's start of the Due Diligence Inspections, Purchaser shall provide certificates of insurance to Seller evidencing liability insurance in the minimum amount of $2,000,000.00 combined per occurrence limit carried by Purchaser and/or Purchaser's agents in order to insure any loss arising out of or in connection with entry upon the Property. The aforesaid insurance shall be issued by an insurance company licensed in the state where the Property is located and said insurance company shall be reasonably acceptable to Seller. Upon completion of the Due Diligence Inspections, Purchaser, shall restore the Property to the condition in which it existed prior to the Due Diligence Inspections. Purchaser shall and hereby does indemnify, defend, and save harmless Seller from and against any and all claims arising out of the entry on and inspection of each and every Property by Purchaser and/or Purchaser's employees and agents, including, without limitation, Seller's reasonable attorneys' fees and costs. Notwithstanding anything contained in this Agreement to the contrary, the terms of this subsection shall survive (i) Closing on such Property and the delivery of the Deed, and (ii) the expiration or earlier termination of this Agreement.

              (c) Physical Inspection/Diligence Review. During the Due Diligence Period for each Property, Purchaser may, at its sole cost and expense, review the documents requested in Section 19(g) ("Seller's Documentation") and the physical and environmental condition of the Land and Improvements. Purchaser shall have until the end of the Due Diligence Period to disapprove of the Seller's Documentation and/or the physical and environmental condition of the Properties and to terminate this Agreement by delivering a written notice (a "Termination Notice") to Seller on or before the expiration of the Due Diligence Period, with time being of the essence with respect to Purchaser's obligation to deliver such notice. If for any reason whatsoever Purchaser determines, in its sole discretion, that the Properties, the Seller's Documentation or any aspect thereof is unsuitable for Purchaser's acquisition, Purchaser shall have the right to terminate this Agreement by delivering said Termination Notice to Seller prior to the expiration of the Due Diligence Period, and if Purchaser gives such notice of termination within the Due Diligence Period, this Agreement shall terminate. If Seller does not receive a Termination Notice from Purchaser before the end of the Due Diligence Period, with time being of the essence, Purchaser shall be deemed to have approved of the Seller's Documentation and the physical and environmental condition of the Properties and all other matters relating thereto.

              (d) Environmental Inspection. Prior to the expiration of the Due Diligence Period, if Purchaser's environmental consultant, based on records and other documentation obtained during its Phase I environmental investigation ("Phase I Study"), determines that a Phase II environmental study ("Phase II Study") is necessary with respect to a Property, Purchaser shall give to Seller written notice thereof, together with a complete copy of the Phase I Study and a reasonably detailed explanation of the reasons therefor from Purchaser's environmental consultant. Within ten (10) days after receipt of such notice, Seller, at its sole election, shall either (i) obtain the Phase II Study at Seller's sole cost and expense, (ii) permit Purchaser to obtain a Phase II Study at Seller's sole cost and expense, which shall be conducted by an environmental consultant satisfactory to Seller in its reasonable judgment pursuant to a scope of study satisfactory to Seller in its reasonable judgment; or (iii) withdraw the Closed Property from this Agreement, and in the latter event, this Agreement shall terminate and be null and void as to such withdrawn Property, but shall continue in full force and effect as to the remaining Properties. Unless Seller notifies Purchaser during such ten-day period of Seller's election to obtain (or to permit Purchaser to obtain) a Phase II Study, Seller shall be deemed to have elected to withdraw the Property from this Agreement as expressed in clause
(iii) above. If Seller or Purchaser obtains a Phase II Study for such Property, as provided above, and if the Phase II Study identifies one or more environmental conditions requiring remediation ("Remediation Conditions"), then, within ten (10) days after Seller delivers the Phase II Study to Purchaser, or Purchaser delivers the Phase II Study to Seller, as applicable, Seller, at its sole election, shall either (A) agree to remediate and abate the Remediation Condition(s) at Seller's sole cost and expense in conformity with all applicable Environmental Requirements or (B) withdraw the Property from this Agreement, and in the latter event, this Agreement shall terminate and be null and void as to such withdrawn Property, but shall continue in full force and effect as to the remaining Properties. Unless Seller notifies Purchaser during such ten-day period of Seller's election to remediate and abate the disclosed environmental condition(s), Seller shall be deemed to have elected to withdraw the Property from this Agreement as expressed in clause (B) above. Unless the Property is withdrawn from this Agreement by Seller as aforesaid, the Due Diligence Period and Closing automatically shall be extended for such time as is necessary for Seller or Purchaser, as applicable, to complete the environmental investigations and remediations described above. In the event of a withdrawal of a Property pursuant to this subparagraph or a termination of this Agreement as provided herein as to such Property, Seller shall be solely responsible for all of Purchaser's out-of-pocket due diligence and investigation costs and expenses, which costs shall be included as an Approved Closing Cost.

              (e) Due Diligence Indemnity. If Seller elects to remediate and abate the Remediation Conditions pursuant to clause (d)(i) above or Seller has been unable to cure, remove or otherwise satisfy an Objection raised during Purchaser's review of title and survey for each Property (collectively, a "Due Diligence Objection") and such remediation, abatement, cure or satisfaction of the Due Diligence Objection shall extend beyond the Closing Date, Seller, at Seller's sole option, may indemnify, defend and protect Purchaser against any claims, costs, judgments, actions, liability, and expense, including, without limitation, reasonable attorney's fees and costs arising from or in connection with the Seller's actions to remediate, abate, cure, remove, or satisfy the Due Diligence Objection (the "Due Diligence Indemnity"). If Seller provides Purchaser with a Due Diligence Indemnity for a Property, Seller shall be deemed to have satisfied such uncured Due Diligence Objections and the Property or Properties shall be ready for Closing pursuant to Section 6 above.

              (f) Measurement. Purchaser shall retain a consultant or firm reasonably acceptable to Seller, which approval shall not be unreasonably conditioned or delayed to measure the rentable square footage of each Building (the "Measurement"). The Measurement shall be conducted in accordance with the Z65.1 Standard Method for Measuring Floor Area in Office Buildings promulgated and issued by the Building Owners and Managers Association (the "BOMA Standard"). All cost and expense of the Measurement shall be paid by Purchaser as an Approved Closing Cost pursuant to Section 13(b) above, provided that if Closing does not occur on a Property for which Measurement costs have been incurred, such costs shall be paid by the party responsible for such Closing not to occur. The results of the Measurement shall be delivered to Purchaser and Seller within ten (10) following completion thereof and, in any event, Measurements for all Properties shall be completed in the manner specified in the Master Lease. The Measurement shall be binding on Seller and Purchaser, unless within thirty (30) days following receipt of the Measurement by both parties, either Seller or Purchaser delivers written notice to the other party specifying deviations from the BOMA Standard, in which event, the consultant shall be instructed to revise the results of the Measurement to comply with the BOMA Standard and such revision shall be binding on Seller and Purchaser. The foregoing provisions of this Section 19(f) shall survive the Closing and delivery of the Deed or Assignment, as applicable.

              (g) Seller's Document Deliveries. One business day following the date hereof, Seller shall make available to Purchaser at the location or locations where such documents are kept in the ordinary course of Seller's business for inspection and copying at Purchaser's expense all of the following documents:

                     (i) copies of (A) all existing and pending Leases, lease files and tenant correspondence, (B) tenant financial statements, (C) a schedule of outstanding leasing commission on a space by space basis, and (D) any bonds, guaranties or letters of credit provided in lieu of a cash security deposit;

                     (ii) all income and expense statements, year-end financial monthly operating statements and year to dated statements for the Properties (collectively, the "Operating Expense") for the three (3) most recent calendar years prior to Closing and, to the extent available, the current year, all of which shall be certified by Seller as true and correct to the best of Seller's Knowledge;

                     (iii) to the extent available, a copy of the budget for each Property for the current year;

                     (iv) a detailed summary of any litigation, investigation or proceeding that is pending or threatened in writing against a Property, against the Seller related to a Property or being prosecuted by Seller with respect to a Property;

                     (v) copies of any and all existing and proposed easements, covenants, restrictions, agreements or other documents which affect title to a Property and which are not recorded or otherwise of record and in Seller's possession; and


                     (vi) copies of all leasing and brokerage agreements pursuant to which commissions remain owing or are anticipated to become owing after the Closing Date.

       20.    Notices and Assessments; Tax Appeals.

              (a) Seller shall (i) comply with the requirements of any and all notices relating to each Property which may be issued by municipal or other public authorities prior to the Closing Date and (ii) pay for all work and improvements done or ordered to be done prior to the Closing Date by any such authority. If Closing takes place as to such Property, all other requirements and notices shall be complied with by Purchaser and all other work or improvements done or ordered done shall be performed and paid for Purchaser.

              (b) Seller agrees that from and after Seller's execution of this Agreement that Seller will not file any real estate tax assessment appeal with respect to any Property prior to Closing on such Property without Purchaser's prior written consent.

       21. Notices. All notices hereunder shall be in writing and shall be deemed to have been properly given if personally delivered, sent via facsimile or sent by private overnight express carrier, such as Federal Express, next business day delivery, charges prepaid, addressed to Seller at Bank of America, 100 North Tryon Street, Suite 5210, NC1-007-52-02, Charlotte, NC 28255,
Attention: Robert M. Patterson, facsimile number (704) 386-0372; with a copy to Bank of America, N.A., 901 Main Street, TX1-492-68-01, Dallas, TX 75202,
Attention: Michael F. Hord, Esquire, facsimile number (214) 209-0871; and addressed to Purchaser at 1725 The Fairway, Jenkintown, PA 19046, Attention: Mr. Nicholas S. Schorsch, facsimile number (215) 887-2585; with a copy to Morgan, Lewis Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, Attention: Eric
L. Stern, Esquire, facsimile number (215) 963-5001. Notices by the parties may be given on their behalf by their respective counsel. Notice shall be deemed to have been given upon the date of delivery, if personally delivered, or sent via facsimile or one business day after the date of deposit if sent by private overnight express carrier, next business day delivery.

       22. No Survival. Except as otherwise provided, none of the provisions of this Agreement shall survive any Closing and delivery of any of the Deeds or Assignments, as applicable.

       23. Further Assurances. From time to time and at the request of either Seller or Purchaser (whether before, at or after the Closing), the other party shall execute, acknowledge and deliver such other and further documents as the requesting party may reasonably request to effectuate the provisions of this Agreement. The provisions of this Section 23 shall survive the expiration or earlier termination of this Agreement.

       24.    Estoppel Certificates; SNDA.

              (a) At Closing, Seller shall, as tenant under the Leased Premises, execute and deliver to Purchaser and Purchaser's lender, a tenant estoppel in substantially the form attached as Exhibit K hereto ("Tenant Estoppel"). Within ten (10) days of Purchaser's receipt of the Rent Roll, Seller shall deliver a Tenant Estoppel to those tenant's listed on the Rent Roll. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser and Purchaser's lender during the Due Diligence Period, Tenant Estoppels executed by at least fifty-one percent (51%) of the tenants under the Leases (excluding the Master Lease Agreement), provided that (i) Seller shall obtain and deliver to Purchaser and Purchaser's lender (or give a Seller estoppel in connection with) at least one Tenant Estoppel from a third party tenant in each Closing Property that contains third-party tenants, (ii) Seller shall obtain and deliver to Purchaser and Purchaser's lender (or give a Seller estoppel in connection with) all third party Leases covering 50,000 or more rentable square feet and (iii) the fifty-one percent (51%) shall be calculated on the basis of number of Leases or rentable square feet occupied at each Building that has third party Leases, whichever is greater. Seller shall use commercially reasonable efforts after the Closing of each Closing Property as a post-closing obligation to obtain the required number of Tenant Estoppels for each Closing Property. If by the Closing Date, Seller is unable to deliver the requisite number of Tenant Estoppels to Purchaser and Purchaser's lender, Seller shall deliver to Purchaser an estoppel certificate dated as of the Closing Date certifying to the best of Seller's knowledge after due inquiry and investigation the matters set forth in the Tenant Estoppel. The phrase "commercially reasonable efforts" as used in this Section does not require Seller to declare a default or terminate any of the Leases or initiate any litigation to compel the delivery of a Tenant Estoppel.

              (b) Seller, as tenant under the Master Lease Agreement, Purchaser, and Purchaser's lender, shall execute and deliver to each other at Closing a Subordination, Non-Disturbance and Attornment Agreement for the
Master Lease Agreement and any amendment thereto in the form reasonably agreed to by Seller, Purchaser, and Purchaser's lender ("SNDA"). Purchaser shall obtain the execution of each SNDA by Purchaser's lender and deliver the same to Seller at Closing.

       25.    Miscellaneous.

              (a) This Agreement shall not be recorded in the office for the recording of deeds or in any other office or place of public record. Prior to Closing, this Agreement shall not be deemed or construed to give Purchaser any equitable ownership of, or title to, any Property.

              (b) This Agreement and the exhibits attached hereto contain the entire agreement between Seller and Purchaser and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind or nature whatsoever. This Agreement may be modified only by an agreement in writing between the parties hereto.

              (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and permitted assigns; provided, however, that Purchaser shall not assign or otherwise transfer this Agreement without the prior written consent of Seller, which Seller may grant or deny in its sole discretion. Notwithstanding anything to the contrary in the preceding sentence, Purchaser, may, with Seller's prior written consent, not to be unreasonably withheld, conditioned or delayed, assign this Agreement to one or more partnerships, limited liability companies or corporations which are an Affiliate of Purchaser. Purchaser's request for consent to the assignment to an Affiliate must be delivered to Seller at least ten (10) days prior to the Closing Date and accompanied by evidence reasonably satisfactory to Seller of the relationship among Purchaser and such Affiliate. In no event shall any assignment of this Agreement relieve Purchaser named herein from liability hereunder.

              (d) This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina.

              (e) Whenever in this Agreement a period of time is stated as a number of days, it shall be construed to mean calendar days; provided, however, that when any period of time so stated would end upon a Saturday, Sunday, or legal holiday, such period shall be deemed to end upon the next day following which is not a Saturday, Sunday or legal holiday.

              (f) The date and time for the performance of all obligations hereunder shall be deemed to be of the essence of this Agreement.

              (g) If any term or provision of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected and each such remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

              (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. The date of this Agreement shall be the date of Seller's execution hereof.

       26. Purchaser's Representations. Purchaser (and, if applicable, Purchaser's Affiliate) represents to Seller, which representations shall be true, correct and complete as of the Closing Date and which shall survive Closing, as follows:

              (a) Purchaser is, and at the Closing shall be, a corporation (or limited liability company, or limited partnership, as applicable) duly organized, validly existing, and in good standing under the laws of the state of formation, with full power and authority to conduct its business affairs each state where the Properties are located.

              (b) The execution, delivery and performance of this Agreement, in accordance with its terms, do not violate Purchaser's articles of incorporation, by-laws, or any contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound.

              (c) The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all required action of Purchaser and the officers of Purchaser in full compliance with the provisions of Purchaser's articles of incorporation and by-laws. The person executing this Agreement on behalf of Purchaser is duly authorized to do so.

              (d) Purchaser has the right, power and authority to make and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

       27. Seller's Representations. Seller represents to Purchaser, which representations shall be true, correct and complete as of the Closing Date hereunder and which shall survive the Closing, as follows:

              (a) Seller is, and at the Closing shall be, a national banking association, duly organized and validly existing, with full power and authority to conduct its business affairs in each state where the Properties are located.

              (b) The execution, delivery and performance of this Agreement by Seller, in accordance with its terms, do not violate Seller's articles of incorporation, by-laws, or any contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is bound.

              (c) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all required action of Seller and the officers of Seller in full compliance with the provisions of Seller's articles of incorporation and by-laws. The person executing this Agreement on behalf of Seller is duly authorized to do so.

              (d) Seller has the right, power and authority to make and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

       28. Indemnification. With respect to and following the Closing on the Closing Properties:

              (a) Purchaser shall indemnify and hold Seller harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to (i) the presence of any Hazardous Materials in, on or at a Closing Property (or any improvements) at the time of Closing, but only to the extent that the presence of such Hazardous Materials were disclosed in a Phase I Study or Phase II Study obtained by Purchaser, (ii) transactions or operations at a Closing Property on and after the Closing Date or (iii) any breach by Purchaser of any representation, warranty or covenant of Purchaser contained in this Agreement that survives the Closing. If any claim or lawsuit is made or commenced as to which Seller proposes to demand such indemnification, it shall notify Purchaser with reasonable promptness; provided, however, that any failure of Seller to notify Purchaser shall not relieve Purchaser from its obligations hereunder, except to the extent Purchaser is actually prejudiced by such failure to give notice. Purchaser shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Seller and any counsel designated by Seller. Purchaser shall be liable for any settlement of any claim or lawsuit against Seller made with Purchaser's written consent, which consent shall not be unreasonably withheld.

              (b) Seller shall indemnify and hold Purchaser harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to (i) transactions or operations at a Closing Property before the Closing Date, but specifically excluding any matter relating to the physical condition of a Closing Property or the presence of any Hazardous Materials in, on or at a Closing Property (or any improvements) at the time of Closing, and (ii) any breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement that survives the Closing. If any claim or lawsuit is made or commenced as to which Purchaser proposes to demand such indemnification, it shall notify Seller with reasonable promptness; provided, however, that any failure of Purchaser to notify Seller shall not relieve Seller from its obligations hereunder, except to the extent that Seller is actually prejudiced by such failure to give notice. Seller shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Purchaser and any counsel designated by Purchaser. Seller shall be liable for any settlement of any claim or lawsuit against Purchaser made with Seller's written consent, which consent shall not be unreasonably withheld.

              (c) The provisions of this Section 28 shall survive the Closing and the delivery of the Deeds and Assignments.

       29.    Marketing.

              (a) Seller acknowledges and agrees that the terms of this Agreement shall be included in Purchaser's S-11 Filing with the Securities and Exchange Commission ("SEC") and shall be available for review by the public, including access through the SEC's EDGAR internet search engine and document retrieval system. In addition, in connection with Purchaser's planned initial public offering of shares, Purchaser shall discuss and release the terms of this Agreement with its shareholders, investors, potential investors, investment bankers, investment advisors, money managers, and other interested or affected parties. Seller authorizes Purchaser to release, distribute, and discuss the terms and conditions of this Agreement as set forth in this Section 29(a) without need for Seller's prior consent or approval.

              (b)    Notwithstanding anything to the contrary contained in
Section 29(a) above, following expiration of the Due Diligence Period, Purchaser may market space in the Properties not covered by the Master Lease Agreement or otherwise occupied by Seller or any third-party tenant, to Purchaser's contacts (including existing tenants occupying space in a Property and persons who Purchaser believes may be interested in using such Property and persons, including brokers, who may have contacts and relationships with such users), but in doing so, shall not publicly market or advertise or promote in any manner the availability of such Property for sale, lease or other disposition.

       30. No Offer. This Agreement shall neither be deemed an offer to sell nor shall it bind, obligate or be effective against Seller unless and until (a) the Agreement has been approved in writing by Seller's appropriate management authority and (b) this Agreement has been fully executed by Seller and Purchaser and an executed copy is delivered to Seller.

       31. No Liability. No individual officers, directors, shareholders, agents or representatives of Seller or of Purchaser shall have any personal liability under this Agreement, either for the observance or performance of such party's rights, duties or obligations hereunder, or for the default of such party to observe and perform its obligations hereunder, or under any document executed in connection with the transactions contemplated hereby, or otherwise.

       32. Radon Notice. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL

INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

       IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first written above.

                                SELLER

                                BANK OF AMERICA, N.A.


                                By: __________________________________________
                                    Michael F. Hord, Associate General Counsel

                                Date of Execution: April 16, 2003


                                PURCHASER

                                FIRST STATES GROUP, L.P.
                                A Delaware limited partnership

                                By: First States Group, LLC
                                    Its general partner


                                    By: _______________________________________
                                        Glenn Blumenthal, Senior Vice-President

                                Date of Execution: April 16, 2003

                                LIST OF EXHIBITS

Exhibit A       List of Properties, Leased Premises, Occupied Release Premises
                and Occupancy Percentages

Exhibit B       Purchase Price, Agreed Upon Percentages, Annual Basic Rent
                Factor, Annual Basic Rent, Supplemental Rent and Release
                Premises Additional Rent Schedules

Exhibit C       Form of Master Lease Agreement

Exhibit D       Form of Bill of Sale

Exhibit E       Form of Intangible Property Assignment

Exhibit F       Form of Lease Assignment and Assumption Agreement

Exhibit G       Form of Notice to Tenants

Exhibit H       FIRPTA Affidavit

Exhibit I       Seller's Certificate of Representations and Warranties

Exhibit J       Purchaser's Certificate of Representations and Warranties

Exhibit K       Form of Tenant Estoppel

Exhibit L       Rent Roll

Exhibit M       Property Exclusion List

Exhibit N       Tangible Property Exclusion List

Exhibit O       List of Permitted Exceptions for the Deeds

Exhibit P       Description of Seller's Artwork

                                    EXHIBIT A

       List of Properties, Leased Premises, Occupied Release Premises and
                              Occupancy Percentages

                                    EXHIBIT B

    Purchase Price, Agreed Upon Percentages, Annual Basic Rent Factor, Annual Basic Rent, Supplemental Rent and Release Premises Additional Rent Schedules

                                    EXHIBIT C

                         Form Of Master Lease Agreement

                                    EXHIBIT D

                              Form Of Bill Of Sale




                          [TO BE COMPLETED BY 5/2/2003]

                                    EXHIBIT E

                     Form Of Intangible Property Assignment




                          [TO BE COMPLETED BY 5/2/2003]

                                    EXHIBIT F

                Form Of Lease Assignment And Assumption Agreement




                          [TO BE COMPLETED BY 5/2/2003]

                                    EXHIBIT G

                            Form of Notice to Tenants




                          [TO BE COMPLETED BY 5/2/2003]

                                    EXHIBIT H

                                FIRPTA Affidavit

     Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. To inform the transferee (buyer) that withholding of tax is not required upon the disposition of a U.S. real property interest by Bank America, N.A., the undersigned hereby certifies the following on behalf of Bank America, N.A.;

     1. Bank America, N.A. is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

     2. Bank America, N.A.'s U.S. Employer identification number is ____________________, and

     3. Bank America, N.A.'s office address is:________________________________.

     Bank America, N.A. understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Bank America, N.A.

                                               BANK OF AMERICA, N.A.



                                               _________________________________
                                                                  Title

                                               Dated:  _________________________

                                    EXHIBIT I

              Seller's Certificate Of Representation And Warranties






_________________, ___ 20__


First States Group, L.P.
1725 The Fairway
Jenkintown, PA 19046
Attention: Nicholas Schorsch

Re: Agreement dated __________, 2003 (the "Agreement") by and between Bank of America,
      N.A. ("Seller") and First States Group, L.P. ("Purchaser")

Dear Mr. Schorsch:

      Reference is made to the above-described Agreement for the acquisition of various Properties (as defined in the Agreement) set forth on Exhibit A attached hereto. Pursuant to Section 9(h) of the Agreement, Seller hereby certifies that the representations of Seller made in Section 27 of the Agreement are true, accurate, and complete as of the date hereof.

                                                   Very truly yours,

                                                   BANK OF AMERICA, N.A.



                                                   By:__________________________
                                                   Name:
                                                   Title:

                        Exhibit A to Seller's Certificate

                                    EXHIBIT J


            Purchaser's Certificate Of Representations And Warranties




_________________, ___ 20__


Bank of America, N.A.
NC1-007-52-02
100 North Tryon Street, Suite 5210
Charlotte, NC 28255
Attention: Robert Patterson

Re: Agreement dated __________, 2003 (the "Agreement") by and between Bank of America,
     N.A. ("Seller") and First States Group, L.P. ("Purchaser")

Dear Mr. Patterson:

     Reference is made to the above-described Agreement for the acquisition of various Properties (as defined in the Agreement) set forth on Exhibit A attached hereto. Pursuant to Section 10(e) of the Agreement, Purchaser hereby certifies that the representations of Purchaser made in Section 26 of the Agreement are true, accurate, and complete as of the date hereof.


                                            Very truly yours,




                                            By:_________________________________
                                            Name:
                                            Title:

                      Exhibit A to Purchaser's Certificate

                                    EXHIBIT K

                             Form of Tenant Estoppel



                          [TO BE COMPLETED BY 5/2/2003]

                                    EXHIBIT L

                                    Rent Roll



                          [TO BE COMPLETED BY 5/2/2003]

                                    EXHIBIT M

                             Property Exclusion List



                          [TO BE COMPLETED BY 5/2/2003]

                                    EXHIBIT N

                        Tangible Property Exclusion List



                         [TO BE COMPLETED BY 5/16/2003]

                                    EXHIBIT O

                       Permitted Exceptions for the Deeds

1.   The lien of current taxes and assessments not yet due and payable.

2. Special taxes and assessments becoming a lien on or after February 28, 2003.

3. The state of facts shown on an accurate survey of the property, but only to the extent valid and enforceable.

4.   All matters of record, but only to the extent valid and enforceable

                                    EXHIBIT P

                         Description of Seller's Artwork

                          [TO BE COMPLETED BY 5/2/2003]